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                                                                    EXHIBIT 10.1

                                AMENDMENT NO. 9
        ASSIGNMENT OF AGREEMENT BETWEEN KANSAS DEPARTMENT OF CORRECTIONS
                                       AND
                          PRISON HEALTH SERVICES, INC.

         THIS AMENDMENT is made and entered into on this 19th day of August, 2003, by and among the Kansas Department of Corrections ("Department") and Prison Health Services, Inc. ("Contractor").

WITNESSETH:

         WHEREAS, the parties entered into a contract for provision of health care services by Contractor for inmates in the facilities of the Department, on date of February 23, 1999, as subsequently amended on October 1, 1999, February 17, 2000, June 22, 2000, December 31, 2000, February 28, 2001, May 10, 2001,
December 4, 2001, and June 27, 2002 (all of which are collectively referenced as the "Original Agreement"); and

         WHEREAS, the parties now agree to assign and novate the Original Agreement, as amended, to Health Cost Solutions, Inc. ("HCS") as of October 1, 2003 (the "Assignment Date");

         NOW THEREFORE, in consideration of the foregoing, it is mutually covenanted and agreed as follows:

         1. Contractor agrees to fulfill and complete its duties owed to HCS under terms of the General Assignment, Novation and Assumption Agreement of August 20, 2003, during the transition period leading up to the - Assignment Date, including taking the pharmacy inventory, taking the medical and surgical supply inventory, making the Contractor's employees available for interviews, and making the Regional Vice President available for interviews. The Original Agreement shall be assigned to HCS as of the Assignment Date, and such assignment shall operate as a novation as to Contractor, its affiliates, officers and directors, of all rights, liabilities and obligations under the Original Agreement in all respects arising thereafter, subject to the exceptions specified below.

         2. As of the Assignment Date, the Department agrees to return the performance bond under the Original Agreement to Contractor.

         3. As of the Assignment Date, the Department agrees to release Contractor from all obligations under the Original Agreement thereafter arising and look solely to HCS for the performance of any and all services thereafter arising under the Original Agreement, subject to the following specified duties and responsibilities, which Contractor shall continue to perform and discharge on and after the Assignment Date, to wit:


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                  (a). Contractor shall fully observe and comply with the
                  contents of Section 3.15 of the Request for Proposal, Contract No. 33158 (hereafter "RFP"), concerning confidentiality of all data collected by it in connection with performance of the Original Agreement.

                  (b). Contractor shall fully observe and comply with the contents of Section 3.19 of the RFP, concerning indemnification of the Department and the State of Kansas, their agents, employees, and officers, as to any and all suits, actions, losses, liability, damages, expenses, reasonable attorney fees (not including salaries of attorneys regularly employed by the State of Kansas), judgments or settlements incurred by the Department, the State or their agents, employees or officers arising out of correctional health care services by the Contractor, its employees or subcontractors under the Original Agreement, including negligent or intentional acts of omission or commission, professional malpractice and civil rights violations, stemming or arising from provision of such correctional health care services prior to the Assignment Date. Contractor shall make its personnel available to assist in the defense of any action arising from or involving Contractor's or its subcontractors' activities during the term of the contract, including actions filed after the Assignment Date, without additional cost to the Department.

                  (c). Contractor shall fully observe and comply with the contents of Section 3.20 of the RFP, concerning care of state-owned personal property, and in particular, shall return all such property to the Department in good condition as of the Assignment Date, reasonable wear and tear or obsolescence excepted, and shall reimburse the Department for such property's loss or damage caused by Contractor. Further, the Contractor shall fully observe and comply with the contents of Paragraph 10 of the letter of February 3, 1999, by Gerard Boyle addressed to Roger Werholtz, concerning capital outlay items, and shall, as of the Assignment Date, make disposition of any remaining balance of the capital outlay items fund (pro-rata for the portion of the current contract term lapsing prior to the Assignment Date) allocated for the current contract term according to the terms of said Paragraph 10.

                  (d). Contractor shall fully observe and comply with the contents of Section 3.22 of the RFP, concerning retention of records involving transactions related to the instant contract, and access thereto by authorized personnel.

                  (e). Contractor shall fully observe and comply with the contents of Paragraph 16 of the letter of February 3, 1999, by Gerard Boyle addressed to Roger Werholtz, concerning no non-compete provisions for employment agreements impacting the Kansas Department of Corrections.


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                  (f). Contractor shall fully observe and comply with the
                  contents of Amendment No. 6 to the Agreement, dated May 10, 2001, authorizing subcontracting of pharmaceutical services, at Paragraph 5, Subparagraphs C and I.

         4. Contractor will pay, within two weeks of the Assignment Date, all employees' accrued vacation time as accrued through the date of the Assignment Date and give the Department proof of same prior to Department's payment for service for September. Contractor will provide the Department an officer's affidavit, accompanied by a list of claims paid for the last three months, that all vendors have been notified to make their final claims by the Assignment Date and that all claims received and processed by Contractor as of October 10, 2003, have been paid with no backlog of Kansas vendors claims. Upon receipt of such documentation the Department will pay Contractor 80% of the Department's September payment (no later than October 20). Department will retain 20% of Contractor's normal monthly payment no later than November 20, 2003 (the "Retainage"). On November 15, 2003, the Contractor shall provide Department a list of claims received, processed and paid since October 10, 2003. Department shall pay such Retainage promptly upon provision of the list by Contractor. Contractor will continue to pay properly submitted claims as received post Assignment Date in the normal course of business.

         5. It is essential for proper payment that the Contractor continue to have access to the Department's records. The Department or its subcontractor will continue to provide Contractor assistance as needed to determine the appropriate payment status or back up documentation for all claims for off site services provided prior to the Assignment Date.

          IN WITNESS WHEREOF, the parties have caused this Amendment No 9 to be signed by their duly authorized representatives on the day and year indicated above.

     DEPARTMENT OF CORRECTIONS                    CONTRACTOR:
     STATE OF KANSAS                              Prison Health Services, Inc.




     By:  /s/ ROGER WERHOLTZ                      By:  /s/ MICHAEL CATALANO
          --------------------------                   -----------------------
          Roger Werholtz                               Michael Catalano
          Secretary of Corrections                     Chairman of the Board


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     DEPARTMENT OF ADMINISTRATION
     DIVISION OF PURCHASES
     STATE OF KANSAS




     By:   /s/ STUART LEIGHTY
           --------------------------
           Stuart Leighty
           Director of Purchases